CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Return Enhanced Notes Linked to the U.S. Dollar-Adjusted Return of the Hang Seng China Enterprises Index® due October 19, 2011	$37,000,000	$4,295.70

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
April 15, 2011
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $37,000,000 Return Enhanced Notes Linked to the U.S. Dollar-Adjusted Return of the Hang Seng China Enterprises Index® due October 19, 2011 (the “Notes”)
General
•
Terms used in this pricing supplement are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described herein and in the accompanying product supplement, prospectus supplement and prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Return Enhanced Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
•
Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or the Spot Rate or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing October 19, 2011.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Reference Asset:	The Hang Seng China Enterprises Index® (“HSCEI”)
Principal Amount:	$1,000 per Note.
Pricing Date:	April 15, 2011
Trade Date:	April 15, 2011
Original Issue Date:	April 20, 2011
Ending Averaging Dates:
October 10, 2011, October 11, 2011, October 12, 2011, October 13, 2011 and October 14, 2011 (the Final Valuation Date), subject to adjustment as described herein and in the accompanying product supplement.

Final Valuation Date:	October 14, 2011, subject to adjustment as described herein and in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be October 19, 2011.  The Maturity Date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
If the Reference Return is greater than or equal to 0.00%, you will receive an amount equal to 100% of the Principal Amount plus the lesser of:
(i) the product of (a) the Principal Amount multiplied by (b) the Reference Return multiplied by the Upside Participation Rate; and
(ii) the product of (a) the Principal Amount multiplied by (b) the Maximum Return.

If the Reference Return is less than 0.00% at maturity, you will lose 1.00% of the Principal Amount for each percentage point that the Reference Return is below zero.  This means that if the Reference Return is -100.00%, you will lose your entire investment.

Upside Participation Rate:	300.00%
Maximum Return:	19.50%
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	13,533.60, which was the Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:
The arithmetic average of amounts determined by the calculation agent on each of the five Ending Average Dates by multiplying (a) the Official Closing Level of the Reference Asset on an Ending Average Date and (b) the Currency Multiplier on such date.

Official Closing Level:
The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “HSCEI <INDEX>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Currency Multiplier:	On the relevant Ending Averaging Date, the performance of the Hong Kong dollar from its Initial Spot Rate to its Ending Averaging Spot Rate, calculated as follows:
Ending Averaging Spot Rate
Initial Spot Rate
Spot Rate:
For any scheduled trading day, the official MID WM Reuters fixing at 4 p.m. London time, as determined by the calculation agent, expressed as the number of U.S. dollars per one Hong Kong dollar, subject to adjustments as described under “Currency Disruption Events” herein.

Initial Spot Rate:	0.1286, representing the Spot Rate as determined by the calculation agent on the Pricing Date.
Ending Averaging
Spot Rate:	The Spot Rate on the relevant Ending Averaging Date, as determined by the calculation agent.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	4042K1GL1 / US4042K1GL18
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 6 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement. We have appointed J.P. Morgan Securities LLC as placement agent for the sale of the Notes.  J.P. Morgan Securities LLC will offer the Notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$37,000,000	$0	$37,000,000
(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $1,000 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
April 15, 2011

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or the Spot Rate or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Return Enhanced Notes.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC, as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC and HSBC Bank USA, N.A.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Initial Level of 13,533.60, the Upside Participation Rate of 300.00% and the Maximum Return on the Notes of 19.50%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return on the Notes
27,067.20	100.00%	19.50%
24,360.48	80.00%	19.50%
22,330.44	65.00%	19.50%
20,300.40	50.00%	19.50%
18,947.04	40.00%	19.50%
17,593.68	30.00%	19.50%
16,240.32	20.00%	19.50%
14,886.96	10.00%	19.50%
14,413.28	6.50%	19.50%
14,210.28	5.00%	15.00%
13,804.27	2.00%	6.00%
13,668.94	1.00%	3.00%
13,533.60	0.00%	0.00%
13,398.26	-1.00%	-1.00%
12,856.92	-5.00%	-5.00%
12,180.24	-10.00%	-10.00%
10,826.88	-20.00%	-20.00%
9,473.52	-30.00%	-30.00%
8,120.16	-40.00%	-40.00%
6,766.80	-50.00%	-50.00%
5,413.44	-60.00%	-60.00%
4,060.08	-70.00%	-70.00%
2,706.72	-80.00%	-80.00%
1,353.36	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:
Initial Level	13,533.60
Hypothetical Official Closing Level on the Ending Averaging Dates	13,699.01, 13,704.02, 13,633.85, 13,574.70 and 13,733.10
Currency Multiplier on each of the Ending Averaging Dates	1.00, 1.00, 1.00, 1.00 and 1.00
Final Level	13,668.94
Reference Return	1.00%
Payment at Maturity	$1,030.00

In Example 1, the level of the Reference Asset increases and the Initial Spot Rate is the same as the Ending Averaging Spot Rate on each Ending Averaging Date. Here, the Currency Multiplier for the Hong Kong dollar is 1.00 on each Ending Averaging Date, indicating that the Initial Spot Rate is the same as the Ending Averaging Spot Rate on each of such dates.  Because the Final Level of 13,668.94, as calculated below, is greater than the Initial Level of 13,533.60 and the Reference Return of 1.00% multiplied by the Upside Participation Rate of 300.00% does not exceed the Maximum Return of 19.50%, the investor receives a Payment at Maturity of $1,030.00 per $1,000 Principal Amount of Notes, calculated as follows:

Final Level = [(the Official Closing Level × the Currency Multiplier on the first Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the second Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the third Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the fourth Ending Averaging

Date) + (the Official Closing Level × the Currency Multiplier on the final Ending Averaging Date)] / Total number of Ending Averaging Dates
= [(13,699.01 × 1.00) + (13,704.02 × 1.00) + (13,633.85 × 1.00) + (13,574.70 × 1.00) + (13,733.10 × 1.00)] / 5
= 68,344.68 / 5
= 13,668.94

Reference Return = (Final Level – Initial Level) / (Initial Level)
= (13,668.94 – 13,533.60) / 13,533.60
= 1.00%

Payment at Maturity = $1,000 + [$1,000 × (1.00% × 300.00%)] = $1,030.00

Example 2:
Initial Level	13,533.60
Hypothetical Official Closing Level on the Ending Averaging Dates	13,533.60, 13,533.60, 13,533.60, 13,533.60 and 13,533.60
Currency Multiplier on each of the Ending Averaging Dates	1.00, 1.00, 1.00, 1.00 and 1.10
Final Level	13,804.27
Reference Return	2.00%
Payment at Maturity	$1,060.00

In Example 2, the Ending Averaging Spot Rate appreciates from the Initial Spot Rate on the final Ending Averaging Date.  Here, the Currency Multiplier is 1.00 on four Ending Averaging Dates, indicating that the Initial Spot Rate is the same as the Ending Averaging Spot Rate on each of such dates, and 1.10 on the final Ending Averaging Date, indicating that the Hong Kong dollar strengthened relative to the U.S. dollar such that the Hong Kong dollar has appreciated from the Initial Spot Rate by 10.00%.   Because the Final Level of 13,804.27, as calculated below, is greater than the Initial Level of 13,533.60 and the Reference Return of 2.00% multiplied by the Upside Participation Rate of 300.00% does not exceed the Maximum Return of 19.50%, the investor receives a Payment at Maturity of $1,060.00 per $1,000 Principal Amount of Notes, calculated as follows:

Final Level = [(the Official Closing Level × the Currency Multiplier on the first Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the second Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the third Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the fourth Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the final Ending Averaging Date)] / Total number of Ending Averaging Dates
= [(13,533.60 × 1.00) + (13,533.60 × 1.00) + (13,533.60 × 1.00) + (13,533.60 × 1.00) + (13,533.60 × 1.10)] / 5
= 69,021.36 / 5
= 13,804.27

Reference Return = (Final Level – Initial Level) / (Initial Level)
= (13,804.27 – 13,533.60) / 13,533.60
= 2.00%

Payment at Maturity = $1,000 + [$1,000 × (2.00% × 300.00%)] = $1,060.00

Example 3:
Initial Level	13,533.60
Hypothetical Official Closing Level on the Ending Averaging Dates	13,883.96, 13,834.35, 14,235.34, 14,186.22 and 14,079.96
Currency Multiplier on each of the Ending Averaging Dates	1.00, 1.10, 1.10, 1.00 and 1.10
Final Level	14,886.96
Reference Return	10.00%
Payment at Maturity	$1,195.00

In Example 3, the level of the Reference Asset increases and the Ending Averaging Spot Rate appreciates from the Initial Spot Rate on three Ending Averaging Dates. Here, the Currency Multiplier is 1.00 on two Ending Averaging Dates, indicating that the Initial Spot Rate is the same as the Ending Averaging Spot Rate on each of such dates, and 1.10 on three Ending Averaging Dates, indicating that the Hong Kong dollar strengthened relative to the U.S. dollar such that the Hong Kong dollar has appreciated from the Initial Spot Rate by 10.00%.  Because the Final Level of 14,886.96, as calculated below, is greater than the Initial Level of 13,533.60 and the Reference Return of 10.00% multiplied by the Upside Participation Rate of 300.00% exceeds the Maximum Return of 19.50%, the investor receives a Payment at Maturity of $1,195.00 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

Final Level = [(the Official Closing Level × the Currency Multiplier on the first Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the second Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the third Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the fourth Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the final Ending Averaging Date)] / Total number of Ending Averaging Dates
= [(13,883.96 × 1.00) + (13,834.35 × 1.10) + (14,235.34 × 1.10) + (14,186.22 × 1.00) + (14,079.96 × 1.10)] / 5
= 74,434.80 / 5

= 14,886.96

Reference Return = (Final Level – Initial Level) / (Initial Level)
= (14,886.96 – 13,533.60) / 13,533.60
= 10.00%

Payment at Maturity   = $1,000 + ($1,000 × Maximum Return)
= $1,000 + ( $1,000 × 19.50%)
= $1,195.00

Example 4:
Initial Level	13,533.60
Hypothetical Official Closing Level on the Ending Averaging Dates	12,831.86, 10,125.14, 7,869.54, 7,518.67 and 6,566.30
Currency Multiplier on each of the Ending Averaging Dates	1.00, 1.10, 1.10, 1.00 and 1.10
Final Level	9,473.52
Reference Return	-30.00%
Payment at Maturity	$700.00

In Example 4, the level of the Reference Asset decreases and the Ending Averaging Spot Rate appreciates from the Initial Spot Rate on three Ending Averaging Dates. Here, the Currency Multiplier is 1.00 on two Ending Averaging Dates, indicating that the Initial Spot Rate is the same as the Ending Averaging Spot Rate on each of such dates, and 1.10 on three Ending Averaging Dates, indicating that the Hong Kong dollar strengthened relative to the U.S. dollar such that the Hong Kong dollar has appreciated from the Initial Spot Rate by 10.00%.  Nevertheless, because the Final Level of 9,473.52, as calculated below, is less than the Initial Level of 13,533.60, the Reference Return is -30.00% and, the investor receives a Payment at Maturity of $700.00 per $1,000 Principal Amount of Notes, calculated as follows:

Final Level = [(the Official Closing Level × the Currency Multiplier on the first Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the second Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the third Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the fourth Ending Averaging Date) + (the Official Closing Level × the Currency Multiplier on the final Ending Averaging Date)] / Total number of Ending Averaging Dates
= [(12,831.86 × 1.00) + (10,125.14 × 1.10) + (7,869.54 × 1.10) + (7,518.67 × 1.00) + (6,566.30 × 1.10)] / 5
= 47,367.61 / 5
= 9,473.52

Reference Return = (Final Level – Initial Level) / (Initial Level)
= (9,473.52 – 13,533.60) / 13,533.60
= -30.00%

Payment at Maturity = $1,000 + ($1,000 × -30.00%) = $700.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Reference Return by 300.00%, up to the Maximum Return on the Notes of 19.50%, or a maximum Payment at Maturity of $1,195.00 for every $1,000 Principal Amount of Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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FULL PARTICIPATION IN THE DECLINE OF THE REFERENCE ASSET — Payment at Maturity of the Principal Amount of the Notes is fully exposed to a decline in the Final Level, as compared to the Initial Level.  If the level of the Reference Asset declines, you will lose 1.00% of the Principal Amount for every 1.00% that the Reference Return is less than zero.  If the Reference Return is -100.00%, you will lose your entire investment.

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DIVERSIFICATION OF THE HANG SENG CHINA ENTERPRISES INDEX®  — The return on the Notes is linked to the Hang Seng China Enterprises Index®. The Hang Seng China Enterprises Index® is a free float-adjusted market capitalization weighted index and is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes.  Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset.  We intend to treat the Notes consistent with this approach.  Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset.

Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as short-term capital gain or loss. For a further discussion of U.S. federal income tax consequences related to the Notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a 1-to-1 basis to any decline in the Final Level as compared to the Initial Level.  You may lose up to 100.00% of your investment.

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CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 19.50% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return.  You will not receive a return on the Notes greater than the Maximum Return.

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SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this pricing supplement.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the Hong Kong dollar on the Pricing Date or on any Ending Averaging Date, and therefore, the value of your Notes.

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LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Hong Kong dollar on the Pricing Date or on any Ending Averaging Date and, consequently, the value of the Notes.

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CHANGES IN THE LEVEL OF THE REFERENCE ASSET AND THE EXCHANGE RATE BETWEEN THE HONG KONG DOLLAR AND THE U.S. DOLLAR MAY OFFSET EACH OTHER — Movements in the level of the Reference Asset and movements in the exchange rate between the Hong Kong dollar and the U.S. dollar may not correlate with each other. Even if the level of the Reference Asset increases, the exchange rate between the Hong Kong dollar and the U.S. dollar may change such that the Final Level decreases as compared to the Initial Level, and vice versa.  Therefore, in calculating the Reference Return, increases or decreases in the level of the Reference Asset may be moderated, or wholly offset, by increases or decreases in the exchange rate between the Hong Kong dollar and the U.S. dollar.

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WE HAVE NO CONTROL OVER THE EXCHANGE RATE BETWEEN THE HONG KONG DOLLAR AND THE U.S. DOLLAR — Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Notes which are affected by the exchange rate between the Hong Kong dollar and the U.S. dollar.

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THE SPOT RATE WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE HONG KONG DOLLAR — Changes in the Hong Kong dollar during the term of the Notes other than on the Pricing Date or the Ending Averaging Dates may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Initial Level and Final Level by multiplying the Official Closing Level of the Reference Asset by the Spot Rate on such date, as described above. The Final Level will be calculated only as of the Ending Averaging Dates. As a result, the Reference Return may be less than zero even if the Spot Rate had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on one or more of the Final Averaging Dates.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the Notes.  The relative values of the U.S. dollar and the Hong Kong dollar are at any moment a result of the supply and demand for such currencies.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other relevant countries.  Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States and China; and

•	the extent of governmental surplus or deficit in the United States and China.

Each of these factors, among others, are sensitive to the monetary, fiscal and trade policies pursued by the United States and China those of other countries important to international trade and finance.

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RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS — Because stocks or companies included in the Reference Asset are publicly traded in China and are denominated in Hong Kong dollars, investments in the Notes involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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SECURITIES PRICES GENERALLY ARE SUBJECT TO POLITICAL, ECONOMIC, FINANCIAL AND SOCIAL FACTORS THAT APPLY TO THE MARKETS IN WHICH THEY TRADE AND, TO A LESSER EXTENT, FOREIGN MARKETS — Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
THERE ARE RISKS ASSOCIATED WITH EMERGING MARKETS — An investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•
LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Reference Asset and the value of the Notes.  The calculation agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of your Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities underlying the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally;

•	the exchange rate and volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset.  All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset or any constituent included in the Reference Asset contained in this pricing supplement.  You should make your own investigation into each Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The Hang Seng China Enterprises Index®

We have derived all information contained in this pricing supplement regarding the Hang Seng China Enterprises Index® (the “HSCEI”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank.  We make no representation or warranty as to the accuracy or completeness of such information.  The HSCEI is calculated, maintained and published by HSIL.  HSIL has no obligation to continue to publish, and may discontinue publication of, the HSCEI.

HSIL publishes the HSCEI

The HSCEI is compiled, published and managed by HSIL, a wholly-owned subsidiary of the Hang Seng Bank.  HSCEI is a free float-adjusted market capitalization weighted index.  Launched on August 8, 1994, the HSCEI is comprised of H-shares, Hong Kong listed shares of Chinese state-owned enterprises (“H-share companies”).  The HSCEI had a base value of 1,000 at launch, but was re-based as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001.

The HSCEI is reviewed quarterly.

Only companies with a primary listing on the main board of the stock exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSCEI.  A component stock is selected or removed from the H-Shares Index in the quarterly review process based on the following selection criteria:

•	Listing history requirement. Stocks should be listed for at least one month prior to the review cut-off date.

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Turnover screening.  Stocks must have 0.1% turnover velocity for at least 10 out of the latest 12 months to maintain their inclusion or to be newly included in the H-Shares Index.  New entrants must also have 0.1% turnover velocity in each of the latest three months.  Turnover velocity for a given month is calculated as the median of shares traded daily over that month divided by the total free float-adjusted issued shares at month end.

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Ranking by combined market capitalization.  Of the stocks satisfying the listing history requirement and turnover screening test, the 40 eligible stocks with the highest combined market capitalization will be selected as constituents of the H-Shares Index.  Combined market capitalization is calculated for each stock by adding 50% of full market capitalization to 50% of free float-adjusted market capitalization.

Calculation methodology.  The H-Shares Index is calculated using a free float-adjusted market capitalization weighting.  Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5% of shares are excluded for index calculation:

•	Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-freefloat unless otherwise proved);

•	Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•	Corporate cross holdings (publicly traded companies or private firms / institutions); and

•	Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement.

A free float-adjusted factor, representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest 1% where the free float is below 10% and otherwise rounded up to the nearest 5% for the calculation of the H-Shares Index and is updated quarterly.

A cap of 10% on individual stock weightings is applied and a cap factor calculated quarterly to ensure no individual constituent is weighted in excess of the cap on a given index capping date.

License Agreement with Hang Seng Indexes Company Limited

HSBC or one of its affiliates has entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited and Hang Seng Data Services Limited whereby HSBC or one of its affiliates, in exchange for a fee, is permitted to use the Hang Seng Index in connection with certain securities, including the Notes.

The Hang Seng China Enterprises Index® (the “Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited.  The mark and name Hang Seng China Enterprises Index® are proprietary to Hang Seng Data Services Limited.  HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index(es) by HSBC USA Inc. in connection with the Notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED.  The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY HSBC USA INC. IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product.  Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HIS Services Limited and Hang Seng Data Services Limited.  For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HIS Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset, based on the daily historical closing levels from April 13, 2006 through April 15, 2011.  The closing level for the Reference Asset on April 15, 2011 was 13,533.60. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Final Level. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the Reference Asset
Source: Bloomberg

Historical Performance of the Hong Kong Dollar

The following graph sets forth the historical performance of the Hong Kong dollar based on exchange rates of the Hong Kong dollar relative to the U.S. dollar (each expressed as the number of U.S. dollars per one Hong Kong dollar) from April 13, 2006 through April 15, 2011.  The exchange rate on April 15, 2011 was 0.1286.  We obtained the exchange rates below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the Ending Averaging Spot Rate on the Ending Averaging Dates. We cannot give you assurance that the performance of the Hong Kong dollar will result in the return of any of your initial investment.

Historical Performance of the Hong Kong Dollar
(expressed as the number of U.S. dollars per Hong Kong dollar)
Source: Bloomberg

Market Disruption Events

If an Ending Averaging Date or the Final Valuation Date is not a scheduled trading day, then such Ending Averaging Date or the Final Valuation Date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on an Ending Averaging Date or the Final Valuation Date, then such Ending Averaging Date or the Final Valuation Date, as applicable, will be the next scheduled trading day for which there is no market disruption event.  If a market disruption event exists with respect to an Ending Averaging Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the Ending Averaging Date or the Final Valuation Date, as applicable, and the Official Closing Level of the Reference Asset will be determined by means of the formula for and method of calculating the Reference Asset which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock included in the Reference Asset (or a good faith estimate of the value of a security included in the Reference Asset which is itself the subject of a market disruption event).  If an Ending Averaging Date is postponed, then each subsequent Ending Averaging Date and the Final Valuation Date will also be postponed by an equal number of scheduled trading days.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)
Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) in futures or options contracts relating to the relevant Reference Asset on any related exchange; or

(ii)
Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the Reference Asset then constituting 20.00% or more of the level of such Reference Asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any relevant related exchange; or

(iii)
The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

Currency Disruption Events

If the Spot Rate for the Hong Kong dollar is unavailable for any reason, the Spot Rate for the Hong Kong dollar will be determined by the Calculation Agent in a commercially reasonable manner and in accordance with general market practice.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC, at the price indicated on the cover of the pricing supplement.  J.P. Morgan Securities LLC will act as placement agent for the Notes and forgo any fees or commissions in connection with the offering of the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.  All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.